EXHIBIT 11.1

                             CARRIAGE SERVICES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
               (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)


    Earnings per share for the three and nine month periods ended September 30, 1999 and 1998 is calculated based on the weighted average number of common and common equivalent shares outstanding during the period as prescribed by SFAS
128. The following table sets forth the computation of the basic and diluted earnings per share for the three and nine month periods ended September 30, 1998 and 1999:

                                                    THREE MONTHS          NINE MONTHS
                                                  ENDED SEPTEMBER 30, ENDED SEPTEMBER 30,
                                                  ------------------  ------------------
                                                    1998      1999      1998      1999
                                                  --------  --------  --------  --------
Net income before extraordinary item ...........  $  1,643  $  1,739  $  6,092  $  9,211
Extraordinary item .............................      --        --        --        (200)
                                                  --------  --------  --------  --------
Net income .....................................     1,643     1,739     6,092     9,011
Preferred stock dividends ......................       153        25       454        78
                                                  --------  --------  --------  --------
Net income available to common stockholders
  for basic EPS computation ....................     1,490     1,714     5,638     8,933
Effect of dilutive securities ..................      --        --        --        --
                                                  --------  --------  --------  --------
Net income  available to common stockholders for
  diluted EPS computation ......................  $  1,490  $  1,714  $  5,638  $  8,933
                                                  ========  ========  ========  ========
Weighted average number of common shares
  outstanding for basic EPS computation ........    14,733    15,906    12,772    15,864
Effect of dilutive securities:
     Stock options .............................       491        77       426       185
     Assumed conversion of preferred stock .....      --        --        --        --
                                                  --------  --------  --------  --------
Weighted average number of common and common
  equivalent shares outstanding for diluted EPS
  computation                                       15,224    15,983    13,198    16,049
                                                  ========  ========  ========  ========

Basic earnings per share:
     Net income before extraordinary item ......  $    .10  $    .11  $    .44  $    .58
     Extraordinary item ........................      --        --        --        (.01)
                                                  --------  --------  --------  --------
     Net income ................................  $    .10  $    .11  $    .44  $    .57
                                                  --------  --------  --------  --------
Diluted earnings per share:
     Net income before extraordinary item ......  $    .10  $    .11  $    .43  $    .57
     Extraordinary item ........................      --        --        --        (.01)
                                                  --------  --------  --------  --------
     Net income ................................  $    .10  $    .11  $    .43  $    .56
                                                  --------  --------  --------  --------